Exhibit 99.1

ARC DECLARES PREFERRED DIVIDENDS

DENVER, CO— (BUSINESS WIRE)— June 12, 2006— Affordable Residential Communities Inc. (NYSE: ARC) today announced that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock and a cash dividend of $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. The dividends are payable on July 28, 2006 to shareholders of record on July 14, 2006.

About Affordable Residential Communities Inc.

As of March 31, 2006, Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, owns and operates approximately 57,700 homesites located in 278 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACT:
Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer

866-847-8931

investor.relations@aboutarc.com

                  Or

Integrated Corporate Relations, Inc

Brad Cohen, 203-682-8211